1.(5)(a)

                                 Form of Policy

    ---------------------------------------------------------
     INSUREDS            FIELD(1)
                         FIELD(158)

     POLICY NUMBER       FIELD(3)
     POLICY TYPE         SURVIVORSHIP VARIABLE UNIVERSAL LIFE
     ---------------------------------------------------------

         Survivorship Flexible Premium Variable Life Insurance Policy.
              Death benefit proceeds payable upon the second death.
                Flexible premiums payable until the second death.
                    Some benefits reflect investment results.
                               Non-participating.

     THIS POLICY'S ACCUMULATION VALUE IN THE SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT ACCOUNT AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED AS TO DOLLAR AMOUNT. SEE SECTION 7.

     THE AMOUNT OR THE DURATION OF THE DEATH BENEFIT (OR BOTH) MAY BE FIXED OR MAY VARY UNDER THE CONDITIONS DESCRIBED IN SECTIONS 9 AND 10.

     Acacia National Life Insurance Company agrees to pay the death benefit proceeds of this policy to the beneficiary on receipt of satisfactory proof of death of both Insureds while this policy is in force.


      /s/Robert W. Clyde                               /s/Robert-John H. Sands
          President                                         Secretary


                   "NOTICE OF TEN-DAY RIGHT TO EXAMINE POLICY"

     You are urged to read this policy carefully. If, after examination, you are dissatisfied with it for any reason, you may return it to the selling agent or to the Administrative Offices of Acacia National Life Insurance Company at P.O. Box 82579, Lincoln, Nebraska 68501-2579, for a refund within (1) ten days from the date of delivery of the policy, (2) ten days after mailing or delivery of a cancellation notice, or (3) forty-five days after
     Part I of the application is signed, whichever is later. If allowed by state law, the amount of the refund will equal the sum of all charges deducted from premiums paid, plus the net premiums allocated to the Fixed Account and to the Separate Account adjusted by investment gains and losses. Otherwise, the amount of the refund will equal the gross premiums paid.

     Please read and carefully check the copy of the application attached to this policy. This application is a part of your policy and this policy was issued on the basis that the answers to all questions and the information shown on this application are true and complete. If any information shown on it is not true and complete, to the best of your knowledge, or if any past medical history has been omitted, please notify Acacia National Life Insurance Company, a Virginia domiciled life insurance company, within ten days from the date of delivery of the policy to you.

                                      ACACIA NATIONAL
                                      LIFE INSURANCE COMPANY
Form 8065                             A STOCK COMPANY LOGO

                               POLICY SCHEDULE



    INSUREDS:  John E Specimen                   POLICY NUMBER:       2100008065
               Issue Age: 35     Sex: Male
                                                 POLICY DATE:        May 1, 1999
               Mary E Specimen
               Issue Age: 35     Sex: Female     *PLANNED ANNUAL
                                                 PERIODIC PREMIUM:     $1,824.96

    INITIAL SPECIFIED                              INITIAL PREMIUM:    $1,824.96
    AMOUNT OF INSURANCE:  $500,000


    OWNER:  John E Specimen



    INITIAL DEATH BENEFIT OPTION:  A

    MINIMUM PREMIUM: Monthly                                         $ 99.35

    GUARANTEED DEATH BENEFIT PREMIUM: Monthly                        $152.08

    Guaranteed Death Benefit Period:
       The Guaranteed Death Benefit Period will expire on May 1, 2049.

    RATING CLASS:     John E Specimen
                          Preferred, No Tobacco Use

                      Mary E Specimen
                          Preferred, No Tobacco Use

    LOANS:
        The maximum loan interest rate is 6.00%. The interest credited on any loaned part of the values will be no less than 3.50%.

    MODES OF PAYMENT FOR PLANNED PERIODIC PREMIUMS:

      Annual                 Semi-Annual             Quarterly        Monthly
      $1,824.96              $912.48                 $456.24          $152.08


* This reflects the planned premium and mode you selected at issue. For further information, see policy Section 3. PREMIUM PAYMENTS.



8065                                   1-PS

                              SCHEDULE OF BENEFITS


    INSUREDS:    John E Specimen                     POLICY NUMBER:  2100008065
                 Mary E Specimen



                                              INITIAL
                                          SPECIFIED AMOUNT         MATURITY OR
    BENEFIT                                 OF INSURANCE        EXPIRATION DATE*
    -------                               -----------------     ----------------
    Survivorship Flexible Premium             $500,000             Second Death
    Variable Life
    Form 8065**


* NOTE: It is possible that coverage may not continue to the second death if premium payments are not sufficient.

** Form number corresponds to form number in the lower left hand corner of each benefit description.



8065                                 1.1-SB

                              SCHEDULE OF BENEFITS
                                   (Continued)


    INSUREDS:    John E Specimen                     POLICY NUMBER:  2100008065
                 Mary E Specimen



                                    INITIAL
                               SPECIFIED AMOUNT              ANNUAL
    BENEFIT                      OF INSURANCE            PREMIUM COST *






      (This page is used to show any riders that are a part of the policy.)



*    For any rider, this is the annual rider cost of insurance at issue.  (NOTE:
     These amounts shown are not additional premiums due but are the amounts deducted from the accumulation value.) See each rider for further information.

** Form number corresponds to form number in the lower left hand corner of each benefit description.



8065                                  1.2-SB

                       LIST OF SUBACCOUNTS AND PORTFOLIOS

Each subaccount of the Acacia National Life Insurance Company (ANLIC) Separate Account I invests in a specific portfolio of the following funds:

                          Alger American Fund ("Alger")
                    Calvert Variable Series, Inc. ("Calvert")
                      Dreyfus Stock Index Fund ("Dreyfus")
       Neuberger Berman Advisers Management Trust ("Neuberger Berman AMT")
               Oppenheimer Variable Account Funds ("Oppenheimer")
                Strong Variable Insurance Funds, Inc. ("Strong")
                  Van Eck Worldwide Insurance Trust ("Van Eck")

                                                                      INITIAL
                                                                   ALLOCATION OF
                                      CORRESPONDING                 NET PREMIUMS
FUND         PORTFOLIO                SUBACCOUNT

Alger        Growth                    Growth Subaccount                     50%
             MidCap Growth             MidCap Growth Subaccount               0%
             Small Capitalization      Small Capitalization Subaccount        0%

Calvert      Social Money Market       Social Money Market Subacount          0%
             Social Small Cap          Social Small Cap Subaccount            0%
             Social Mid Cap Growth     Social Mid Cap Growth Subaccount       0%
             Social International
             Equity                    Social International Equity Subaccount 0%
             Social Balanced           Social Balanced Subaccount             0%

Dreyfus      Dreyfus Stock Index Fund  Dreyfus Stock Index Fund Subaccount   50%

Neuberger    Limited Maturity Bond     Limited Maturity Bond Subaccount       0%
  Berman AMT Growth                    Growth Subacount                       0%

Oppenheimer  Aggressive Growth         Aggressive Growth
                  Fund/VA                   Fund/VA Subaccount                0%
             Capital Appreciation      Capital Appreciation
                  Fund/VA                   Fund/VA Subaccount                0%
             Main Street Growth &      Main Street Growth &
                  Income Fund/VA            Income Fund/VA Subaccount         0%
             High Income Fund/VA       High Income Fund/VA Subaccount         0%
             Strategic Bond Fund/VA    Strategic Bond Fund/VA Subaccount      0%

Strong       Discovery Fund II         Discovery Fund II Subaccount           0%
             International Stock
             Fund  II                  International Stock Fund II Subaccount 0%

Van Eck      Worldwide Hard Assets
             Fund                      Worldwide Hard Assets Fund Subaccount  0%



Net premiums may also be allocated to the ANLIC Fixed Account.


                                                                        INITIAL
                                                                   ALLOCATION OF
                                                                    NET PREMIUMS
ANLIC Fixed Account                                                           0%





8065                                  1-LSP

                           SCHEDULE OF MAXIMUM CHARGES


ASSET-BASED ADMINISTRATIVE EXPENSE CHARGE:
     The maximum daily asset-based administrative expense charge is .000409% (.15% annually).

MORTALITY AND EXPENSE RISK CHARGE:
     The maximum daily mortality and expense risk charge is .002050% (.75% annually) for years 1-15 and .000820% (.30% annually) for years 16 and over.

ADMINISTRATIVE EXPENSE CHARGE:
     The maximum annual administrative expense charge is $192 plus $1.20 per $1000 of Specified Amount.

PERCENT OF PREMIUM CHARGE FOR TAXES:
     The maximum percent of premium charge for taxes is 3% of premiums received.

TRANSFER CHARGE:
     The first 15 transfers between Subaccounts and/or the Fixed Account per policy year are free. Thereafter, the maximum charge for each transfer is $10.00

PARTIAL WITHDRAWAL CHARGE:
     The maximum charge for each partial withdrawal is the lesser of $50 or 2% of the amount withdrawn.

SURRENDER CHARGE:
     The following table shows the surrender charge for the initial specified amount based on the policy year of surrender.

     For any increase in specified amount, a surrender charge based on the increase will be imposed in addition to the surrender charges stated below.

                              POLICY YEAR
                                OF SURRENDER                AMOUNT
                              --------------             -------------
                                     1                    $1,825.00
                                     2                    $1,825.00
                                     3                    $1,825.00
                                     4                    $1,825.00
                                     5                    $1,825.00
                                     6                    $1,640.00
                                     7                    $1,460.00
                                     8                    $1,275.00
                                     9                    $1,095.00
                                     10                     $910.00
                                     11                     $730.00
                                     12                     $545.00
                                     13                     $365.00
                                     14                     $180.00
                                     15                      $ 0.00




8065                                   1-SC

                          SCHEDULE OF GUARANTEED ANNUAL
                            COST OF INSURANCE RATES*



 INSURED:  John E Specimen                          POLICY NUMBER:    2100008065
 ISSUE AGE - SEX:  35 Male
                                                      POLICY DATE:   May 1, 1999
 INSURED:  Mary E Specimen
 ISSUE AGE - SEX   35 Female


    POLICY YEAR       RATE PER $1,000        POLICY YEAR        RATE PER $1,000
     BEGINNING           OF AMOUNT            BEGINNING            OF AMOUNT
       MAY 1              AT RISK               MAY 1               AT RISK
     ---------        ---------------        -----------         --------------
        1999              0.002550               2032               8.617181
        2000              0.008379               2033              10.096144
        2001              0.015407               2034              11.854523
        2002              0.023848               2035              13.982464
        2003              0.033935               2036              16.585187
        2004              0.046379               2037              19.735962
        2005              0.061287               2038              23.462341
        2006              0.078827               2039              27.767980
        2007              0.099432               2040              32.637921
        2008              0.123471               2041              38.068816
        2009              0.152095               2042              44.111370
        2010              0.185551               2043              50.913181
        2011              0.224785               2044              58.682210
        2012              0.270573               2045              67.625490
        2013              0.324602               2046              77.940066
        2014              0.388968               2047              89.634942
        2015              0.465843               2048              102.590276
        2016              0.558910               2049              116.623334
        2017              0.671000               2050              131.580191
        2018              0.802654               2051              147.321578
        2019              0.958487               2052              163.771527
        2020              1.138720               2053              181.013310
        2021              1.343382               2054              199.155246
        2022              1.579127               2055              218.543189
        2023              1.857247               2056              239.830634
        2024              2.188113               2057              264.566071
        2025              2.586999               2058              296.255483
        2026              3.077971               2059              341.746492
        2027              3.681623               2060              414.234856
        2028              4.404184               2061              537.310477
        2029              5.253551               2062              743.944811
        2030              6.232875             2063 or             899.956253
        2031              7.347192              later



    * The rates shown are annual rates per $1000 of amount at risk. To calculate the monthly rate, the annual rate is divided by 12 and rounded to the nearest six decimal places. These rates apply to the basic policy and do not include the cost for riders. The rates shown have been adjusted if this policy was issued with a tabular and/or flat rating as shown on the schedule page.




8065                                  1-COI

                   SCHEDULE OF SURRENDER CHARGES FOR INCREASES


The additional surrender charge imposed under this policy for each requested increase in specified amount will be based on the table shown below. To calculate the amount of the charge, multiply the appropriate rate times the amount of the increase and divide by 1000.



          POLICY YEARS                  ADDITIONAL SURRENDER CHARGE PER
           SINCE INCREASE            $1,000 OF INCREASE IN SPECIFIED AMOUNT
           --------------             --------------------------------------
                  1                                    3.65
                  2                                    3.65
                  3                                    3.65
                  4                                    3.65
                  5                                    3.65
                  6                                    3.28
                  7                                    2.92
                  8                                    2.55
                  9                                    2.19
                 10                                    1.82
                 11                                    1.46
                 12                                    1.09
                 13                                    0.73
                 14                                    0.36
                 15                                    0.00



8065                                  1-SSCI

                       This page left intentionally blank.

                             TABLE OF CONTENTS

                             POLICY SCHEDULE PAGES

SECTION 1.    DEFINITIONS 3

SECTION 2.    GENERAL PROVISIONS.............................................5
              2.1    Meaning of In Force.....................................5
              2.2    When This Policy Terminates.............................6
              2.3    Guaranteed Death Benefit................................6
              2.4    Minimum Benefit.........................................6
              2.5    The Policy and its Parts................................6
              2.6    Representations and Contestability......................7
              2.7    Misstatement of Age or Sex..............................7
              2.8    Suicide.................................................7
              2.9    The Owner...............................................7
              2.10   The Beneficiary.........................................8
              2.11   Changing the Beneficiary................................8
              2.12   Assigning the Policy....................................8
              2.13   Non-Participating.......................................8

SECTION 3.    PREMIUM PAYMENTS...............................................8
              3.1    Guaranteed Death Benefit Premium........................8
              3.2    Minimum Premium.........................................8
              3.3    Planned Periodic Premium................................9
              3.4    Unscheduled Premiums....................................9
              3.5    Premium Limits..........................................9
              3.6    Where to Pay Premiums...................................9
              3.7    Net Premium.............................................9
              3.8    Percent of Premium Charge for Taxes.....................9
              3.9    Allocation of Net Premiums.............................10

SECTION 4.    GRACE PERIOD AND REINSTATEMENT................................10
              4.1    Grace Period...........................................10
              4.2    Continuation of Insurance..............................10
              4.3    Reinstating the Policy.................................10

SECTION 5.    SEPARATE ACCOUNT..............................................11
              5.1    The Account............................................11
              5.2    The Subaccounts........................................11
              5.3    Valuation of Assets....................................11
              5.4    Transfer Among Subaccounts.............................12
              5.5    The Funds..............................................12
              5.6    Portfolio Changes......................................12

SECTION 6.    THE FIXED ACCOUNT.............................................12
              6.1    The Fixed Account......................................12
              6.2    Transfers Among the Fixed Account
                     and the Subaccounts....................................13
8065                                   1

SECTION 7.    ACCUMULATION VALUE............................................13
              7.1    How Accumulation Value of the Policy is Determined.....13
              7.2    Accumulation Value of the Subaccounts..................13
              7.3    Net Asset Value........................................14
              7.4    Subaccount Unit Value..................................14
              7.5    Accumulation Value of the Fixed Account................15
              7.6    Interest Credits.......................................15
              7.7    Administrative Expense Charge..........................15
              7.8    Cost of Insurance......................................15
              7.9    Cost of Insurance Rates................................16
              7.10   Monthly Deduction......................................16
              7.11   Annual Report..........................................16
              7.12   Illustrative Reports...................................17

SECTION 8.    POLICY SURRENDER
                     AND PARTIAL WITHDRAWALS................................17
              8.1    Surrender of the Policy................................17
              8.2    Net Cash Surrender Value...............................17
              8.3    Surrender Charge.......................................17
              8.4    Partial Withdrawal.....................................17
              8.5    Postponement of Payments...............................18

SECTION 9.    DEATH BENEFIT.................................................18
              9.1    Death Benefit Proceeds.................................18
              9.2    Interest on Proceeds...................................19
              9.3    Death Benefit..........................................19
              9.4    Postponement of Payment................................20
              9.5    Death of the First Insured.............................20
              9.6    Simultaneous Death.....................................20

SECTION 10.   POLICY CHANGES
                     AND EXCHANGE OF POLICY.................................21
              10.1   Change in Death Benefit Options........................21
              10.2   Change in the Specified Amount.........................21
              10.3   Decreasing the Specified Amount........................21
              10.4   Increasing the Specified Amount........................21
              10.5   Surrender Charge for Increases.........................22
              10.6   Time Period for Special Transfer.......................22

SECTION 11.   LOAN BENEFITS.................................................22
              11.1   Making a Policy Loan...................................22
              11.2   Loan Interest..........................................23
              11.3   Reduced Loan Interest Rate.............................23
              11.4   Other Borrowing Rules..................................23
              11.5   Repaying a Policy Debt.................................23

SECTION 12.   PAYMENT OPTIONS...............................................24
              12.1   Payment Option Rules...................................24
              12.2   Description of Options.................................24

SECTION 13.   NOTES ON OUR COMPUTATIONS.....................................25
              13.1   Basis of Computation...................................25
              13.2   Methods of Computing Values............................25


8065                                    2

                             SECTION 1. DEFINITIONS


"ACCUMULATION VALUE" means the total amount of value held in your accounts at any time. It is equal to the total of the accumulation value held in the Account, the Fixed Account, and the accumulation value held in the general account which secures outstanding policy debt.

"BENEFICIARY" means the person to whom the death benefit proceeds are payable upon the second death. The beneficiary is named by the Owner in the application. If changed, the beneficiary is as shown in the latest change filed and recorded with us. If no beneficiary survives the second death, the Owner or the Owner's estate will be the beneficiary. The interest of any beneficiary is subject to that of any assignee.

"DEATH BENEFIT" means the total amount of insurance coverage provided under the selected death benefit option of this policy.

"DEATH BENEFIT PROCEEDS" means the proceeds payable to the beneficiary upon receipt by us of the satisfactory proof of the death of both Insureds while this policy is in force. It is equal to: (1) the death benefit; plus (2) any additional life insurance proceeds provided by any riders; minus (3) any outstanding policy debt; minus (4) any overdue monthly deductions, including the deduction for the month of the second death.

"GUARANTEED DEATH BENEFIT PERIOD" is the period during which the Guaranteed Death Benefit is in effect and will end on the earliest of the following dates:

a. The expiration date shown on the schedule pages of this policy or any revised schedule pages.

b. The date that the net policy funding is less than the Guaranteed Death Benefit requirement. See Section 2.3.

c. The date on which this policy first terminates even if this policy is reinstated.

"INSURED" AND "INSUREDS" mean the person or persons upon whose lives this policy is issued.

"ISSUE DATE" means the date that all financial, contractual, and administrative requirements have been completed and processed. The issue date will be shown in a confirmation notice sent to you.

"MAXIMUM AVAILABLE LOAN AMOUNT" is equal to the net cash surrender value at the time of the loan less the monthly deductions remaining for the balance of the policy year, less interest on the policy debt including the requested loan to the next policy anniversary date.

MINIMUM BENEFIT PERIOD" is the period during which the Minimum Benefit is in effect and will end on the earliest of the following dates:

a. The end of the sixtieth (60th) month after the policy date.

b. The date that the net policy funding is less than the Minimum Benefit requirements. See Section 2.

c. The date on which this policy first terminates even if this policy is reinstated.


8065                                    3

"MINIMUM PREMIUM" is a monthly premium listed in this policy for the original face amount and any increase made during the first sixty months that this policy is in force. During the first sixty months that this policy is in force, the policy is guaranteed not to lapse provided the net policy funding equals or exceeds the sum of the scheduled Minimum Premiums since the policy date and any increase date. Relying on the Minimum Benefit feature will reduce premium flexibility.

"MONTHLY ACTIVITY DATE" means the same date in each succeeding month as the policy date except that whenever the monthly activity date falls on a date other than a valuation date, the monthly activity date will be deemed the next valuation date.

"MONTHLY DEDUCTIONS" means the deductions taken from the accumulation value on the monthly activity date. These deductions are equal to: 1) the current cost of insurance for the basic policy plus the cost for any riders; and 2) the administrative expense charge.

"NET CASH SURRENDER VALUE" means the accumulation value on any valuation date, less any surrender charges and less any outstanding policy debt.

"NET POLICY FUNDING" is the sum of all premiums paid, less any partial withdrawals and less any outstanding policy debt.

"NET PREMIUM" means the premium paid less the percent of premium charge for taxes.

"OUTSTANDING POLICY DEBT" means the sum of all unpaid policy loans and accrued interest on policy loans.

"OWNER" means the Owner or owners (if joint ownership is elected) of this policy, as designated in the application or as subsequently changed. If a policy has been absolutely assigned, the assignee is the Owner. A collateral assignee is not the Owner. See Section 2.9 for the rights and privileges of the Owner.

"PERCENT OF PREMIUM CHARGE FOR TAXES" is an amount deducted from each premium received to cover certain expenses. This charge is a percentage of the premium. The maximum applicable percentage can be found on the schedule pages.

"PLANNED PERIODIC PREMIUM" means a selected scheduled premium of a level amount at a fixed interval. The initial planned periodic premium you selected is shown on the schedule pages. See Section 3.3 of this policy.

"POLICY DATE" means the effective date for all coverage provided in the application. The policy date is used to determine policy anniversary dates, policy years and monthly activity dates. Policy anniversaries are measured from the policy date. The policy date and the issue date will be the same unless: 1) an earlier policy date is specifically requested, or 2) additional premiums or application amendments are required at the time of delivery, in which case the policy date will be earlier.

"POLICY YEAR" means the period from one policy anniversary date until the next policy anniversary date.

"SEC" means the Securities and Exchange Commission.


8065                                    4

"SATISFACTORY PROOF OF DEATH" means all of the following must be submitted:

a. Certified copy of the death certificates of both Insureds.

b. A Notice of Death Claim.

c. This policy.

d. Any other information that we may reasonably require to establish the validity of the claim.

"SECOND DEATH" means the later of the dates of death of the Insureds. In the event of simultaneous deaths, second death means the date of death of the Insureds.

"SURVIVING INSURED" means the Insured who remains alive after one of the Insureds has died.

"SPECIFIED AMOUNT" means the minimum death benefit under the policy while this policy remains in force. The initial specified amount is shown on the schedule pages. Adjustments and changes to the specified amount can occur as discussed in
Section 10.

"SURRENDER CHARGE" means the charge subtracted from the accumulation value on the surrender of this policy. Refer to the SCHEDULE OF MAXIMUM CHARGES and the SCHEDULE OF SURRENDER CHARGES FOR INCREASES on the schedule pages.

"SURRENDER" means the termination of this policy while at least one Insured is alive for its net cash surrender value. See Section 8 of this policy.

"VALUATION DATE" is any day on which the New York Stock Exchange is open for trading.

"YOU" AND "YOUR" refer to the Owner of this policy. The Insureds may or may not be the Owner.

"WE", "US" AND "OUR" refer to Acacia National Life Insurance Company. Our Administrative Office is at P.O. Box 82579, Lincoln, Nebraska 68501-2579.



                          SECTION 2. GENERAL PROVISIONS


2.1 MEANING OF IN FORCE

This policy will remain in force as long as on each monthly activity date the net cash surrender value is sufficient to cover monthly deductions.

However, this policy will remain in force if the requirements of either the Minimum Benefit or Guaranteed Death Benefit provision is in effect on this policy, even if the net cash surrender value is insufficient to cover monthly deductions. See Sections 2.3 and 2.4.


8065                                    5

2.2 WHEN THIS POLICY TERMINATES

This policy will terminate on the earliest of:

a. Any monthly activity date when the net cash surrender value is insufficient to cover monthly deductions and the grace period ends without sufficient premium being paid. However, this policy will not terminate if the Minimum Benefit or Guaranteed Death Benefit is in effect, even if the net cash surrender value is insufficient to cover monthly deductions.

b. The second death.

c. You request the coverage be terminated and you return this policy.

2.3 GUARANTEED DEATH BENEFIT

The Guaranteed Death Benefit is a benefit which applies to this policy at issue. This benefit will ensure that the policy will remain in force as long as the net policy funding meets or exceeds the Guaranteed Death Benefit requirement and the policy is within the Guaranteed Death Benefit Period. The Guaranteed Death Benefit requirement is the cumulative Guaranteed Death Benefit Premium to the monthly activity date. The Guaranteed Death Benefit Premium and the Guaranteed Death Benefit Period are shown on the schedule page. Any changes in the Guaranteed Death Benefit Premium due to increases in specified amount or additions of riders will be reflected in the requirement from the effective date of the change.

If the net policy funding is less than the Guaranteed Death Benefit requirement, the benefit is no longer in effect. You will be notified by mail and will have 61 days from the date we mail the notice to meet the Guaranteed Death Benefit requirement. The Guaranteed Death Benefit can not be reinstated once this policy has lapsed.

2.4  MINIMUM BENEFIT

The Minimum Benefit is a benefit which applies to this policy at issue. This benefit will ensure that the policy will remain in force during the first sixty
(60) months from the policy date as long as the net policy funding meets or exceeds the Minimum Benefit requirement. The Minimum Benefit requirement is the cumulative Minimum Premiums to the monthly activity date. The Minimum Premium is shown in the schedule page. Any changes in the Minimum Premium due to increases in specified amount or additions of rider will be reflected in the requirement from the effective date of the change.

If the net policy funding is less than the Minimum Benefit requirement, the benefit is no longer in effect. You will be notified by mail and will have 61 days from the date we mail the notice to meet the Minimum Benefit requirement. The Minimum Benefit can not be reinstated once this policy has lapsed.

2.5 THE POLICY AND ITS PARTS

This policy is a legal contract between you and us. It is issued in return for the application and payment of the initial premium as described in Section 3.1. This policy, the application, any supplemental applications, riders, endorsements, and amendments are the entire contract. No change in this policy will be valid unless it is in writing, attached to this policy, and approved by either the president or secretary of the company. No agent may change this policy or waive any of its provisions.


8065                                    6

2.6 REPRESENTATIONS AND CONTESTABILITY

We rely on statements made in the application. In the absence of fraud, they are considered representations and not warranties. We can contest this policy for any material misrepresentation of fact. The misrepresentation must have been made in the application attached to this policy when issued or in a supplemental application made a part of this policy when a change in coverage or reinstatement went into effect.

We cannot contest this policy after it has been in force during the life time of the Insureds for two years from the policy date. Nor can we contest any increased benefits later than two years after the effective date of the increased benefits during the lifetime of the Insureds. Any increase or reinstatement will be contestable, within the two year period, only with regard to statements made in the supplemental application. This provision does not apply to riders with their own contestability provision.

We may require evidence that both Insureds are living during the first two years from the policy date or from the effective date of any increase in benefits.

2.7 MISSTATEMENT OF AGE OR SEX

If the age or sex of either Insured or any person insured by rider has been misstated on the application, the death benefit and any additional benefits provided will be those which would have been purchased by the most recent deduction for the cost of insurance and the cost of any additional benefits at the insured person(s) correct ages and/or sexes.

2.8 SUICIDE

If either Insured commits suicide while sane or insane, within two years from the policy date, we will limit the proceeds. The limited amount will equal all premiums paid for this policy, less outstanding policy debt, partial withdrawals, and the cost for riders.

If either Insured commits suicide, while sane or insane, within two years from the effective date of any increase in the specified amount, we will limit the proceeds payable with respect to the increase. The proceeds thus limited will equal the total cost of insurance applicable to the increase. This provision does not apply to riders with their own suicide provision.

2.9 THE OWNER

While either Insured is living you have all the benefits, rights and privileges under this policy. These include naming a successor-owner, changing the beneficiary, assigning this policy, enjoying all policy benefits, and exercising all policy options. If there is more than one Owner at a given time, all must exercise the right of ownership.

If you are not one of the Insureds, you should name a successor-owner who will become the Owner if you die before the second death. If you die before the second death and there is no successor-owner, ownership will pass to your estate.

Unless otherwise designated in the application or subsequently changed under a successor-owner designation, joint ownership will be joint tenants with rights of survivorship. If a successor-owner has been named to be effective on the first Owner's death, then any death benefit proceeds payable by rider attached to this policy will be paid in accordance with rider provisions prior to any ownership change. If no successor-owner has been named or is no longer living, then the ownership will pass to the Executor or Administrator of the last Owner's estate unless otherwise indicated.


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

2.10 THE BENEFICIARY

You can name primary and contingent beneficiaries. Your original beneficiary choice is shown in the attached application.

Unless a payment plan is chosen, the proceeds payable at the second death will be paid in a lump sum to the primary beneficiary. If the primary beneficiary dies before the second death, the proceeds will be paid to the contingent beneficiary. If no beneficiary survives the second death, the proceeds will be paid to your estate.

2.11 CHANGING THE BENEFICIARY

You may change the beneficiary during either Insured's lifetime. We do not limit the number of changes that may be made. To make the change, we must receive a completed Change of Beneficiary form and any other forms required by our Administrative Office. The change will take effect as of the date we record it at our Administrative Office, even if the second death occurs before we do so. Each change will be subject to any payment we made or any other action we took before the change is recorded.

2.12 ASSIGNING THE POLICY

You may assign this policy. For an assignment to bind us, we must receive a signed copy in our Administrative Office. We are not responsible for the validity of any assignment.

An assignment is subject to any policy debt. Policy debt is discussed in Section 11.

2.13 NON-PARTICIPATING

This policy is non-participating. In other words, no dividends will be paid under this policy.


                           SECTION 3. PREMIUM PAYMENTS


3.1 GUARANTEED DEATH BENEFIT PREMIUM

You have the option to pay a planned premium based on the Guaranteed Death Benefit Premium. The monthly premium is shown on the schedule pages.

During the Guaranteed Death Benefit Period, also shown on the schedule pages, if net policy funding meets or exceeds the Guaranteed Death Benefit requirement, this policy will remain in force, even if the net cash surrender value is insufficient to cover monthly deductions.

3.2 MINIMUM PREMIUM

You have the option to pay a planned premium based on the Minimum Premium. The monthly premium is shown on the schedule pages.


8065                                    8

During the first sixty months from the policy date shown on the schedule page, when net policy funding meets or exceeds the Minimum Benefit requirement, the policy will remain in force, even if the net cash surrender value is insufficient to cover monthly deductions.

3.3 PLANNED PERIODIC PREMIUM

This is a flexible premium policy. You may choose to pay planned periodic premiums, and as indicated in Sections 3.1 and 3.2, you may elect to base your planned periodic premiums on the Guaranteed Death Benefit Premium or the Minimum Premium. However, planned periodic premiums are not required. The amount and frequency of the planned periodic premiums you selected when this policy was issued is shown on the schedule pages. You may change the frequency of the payments or the amount by sending a written request to our Administrative Office. We reserve the right to limit the amount and frequency of the planned periodic premiums you choose to pay.

3.4 UNSCHEDULED PREMIUMS

Any premium we receive under this policy in an amount different from the planned periodic premium will be considered an unscheduled premium. Unscheduled premiums can be made at any time while this policy is in force, subject to the premium limits provision below.

3.5 PREMIUM LIMITS

We reserve the right to limit the amount and frequency of premium payments. We will not accept that portion of a premium payment which affects the tax qualifications of this policy as described in Section 7702 of the Internal Revenue Code, as amended. This excess amount will be returned to you.

3.6 WHERE TO PAY PREMIUMS

Each premium after the first one is payable at our Administrative Office. Upon request, a receipt signed by our Secretary or an Assistant Secretary will be given for any premium payment.

3.7 NET PREMIUM

Before the premiums paid are allocated to the Subaccounts and/or Fixed Account, a percent of premium charge for taxes is deducted. The amount of premium then allocated is called the net premium.

3.8 PERCENT OF PREMIUM CHARGE FOR TAXES

The percent of premium charge for taxes is deducted from each premium payment received. The percent of premium charge for taxes is shown on the schedule pages.


8065                                    9

3.9 ALLOCATION OF NET PREMIUMS

Unless otherwise required by state law, the initial net premium will be allocated on the issue date to the Subaccounts and/or the Fixed Account as you have selected on the application. When state or other applicable law or regulation requires return of at least your premium payments should you return this policy pursuant to the "Notice of Ten-Day Right to Examine Policy" provision shown on the policy cover, the initial net premium will be allocated on the issue date to a money market Subaccount, unless you have allocated 100% to the Fixed Account. Then, on the 13th day after the issue date, the accumulation value will be reallocated to the Subaccounts and/or the Fixed Account as you have selected on the application. If you have allocated 100% to the Fixed Account, the accumulation value is immediately allocated to the Fixed Account on the issue date. Any additional premium received will be allocated in accordance with your instructions. You may change the allocation of later net premiums without charge. The allocation will apply to future net premiums after we receive the change. The Subaccounts and the Fixed Account are discussed in Sections 5 and 6.


                             SECTION 4. GRACE PERIOD
                                AND REINSTATEMENT
4.1 GRACE PERIOD

This policy will begin a 61 day grace period when:

a. the net cash surrender value on any monthly activity date is not sufficient to cover monthly deductions; and

b. the Guaranteed Death Benefit is no longer in effect; and

c. the Minimum Benefit is no longer in effect.

The 61 day grace period will begin on the day we mail a notice of the premium necessary to keep this policy in force. We will mail this notice to you at your last known address and to any assignee of record. If sufficient premium is not paid by the end of the grace period, this policy will terminate without value.

If the second death occurs during the grace period, the overdue monthly deductions will be deducted from the death proceeds.

4.2 CONTINUATION OF INSURANCE

Insurance coverage under this policy and any benefits provided by any rider(s) will be continued through the grace period.

4.3 REINSTATING THE POLICY

If both Insureds are living and application is made within five years from the beginning of any grace period, this policy can be considered for reinstatement if it terminated because a grace period ended without sufficient premium being paid.

To qualify for reinstatement, you must send evidence satisfactory to us that both Insureds are insurable in the same rating classes that were in effect when the grace period expired. The effective date of the reinstatement will be the first monthly activity date on or next following the date the application for reinstatement is approved.



8065                                    10

To reinstate the policy, you will have to pay a premium equal to the greater of:

a. a premium sufficient to bring the net cash surrender value as of the date of reinstatement to an amount above zero; or

b. three times the current month's monthly deduction, adjusted for the percent of premium charge for taxes.

We will accept a premium larger than the applicable amount described above.

This policy cannot be reinstated if it has been surrendered for its net cash surrender value. Any policy debt will be reinstated. The Guaranteed Death Benefit and Minimum Benefit provisions cannot be reinstated.


                           SECTION 5. SEPARATE ACCOUNT

5.1 THE ACCOUNT

The word Account, where we use it in this policy without qualification, means the Acacia National Life Insurance Company Separate Account I. This is a unit investment trust registered with the SEC under the Investment Company Act of 1940. It is also subject to the laws of Virginia. We own the assets of the Account and keep them separate from the assets of our general account.

The Account is used only to fund the variable benefits provided under this policy and any other variable life policies supported by the Account.

The assets of the Account will be available to cover the liabilities of our general account only to the extent that the assets of the Account exceed the liabilities of the Account arising under the variable life policies supported by the Account.

5.2 THE SUBACCOUNTS

The Account has a number of Subaccounts. We list those available on the policy date on the schedule pages. The available Subaccounts may change after the policy date. Any changes will be disclosed by the prospectus. You determine, using whole percentages, how the net premium will be allocated among the Subaccounts. You may choose to allocate nothing to a particular Subaccount. The allocations to the Subaccounts along with allocations to the Fixed Account must total 100%. The assets of each Subaccount will be used to buy shares in a corresponding portfolio of the funding vehicles designated on the schedule pages. See Section 5.5. Income and realized and unrealized gains or losses from the assets of each Subaccount are credited to or charged against that Subaccount without regard to income, gains or losses in the other Subaccounts, our general account or any other separate accounts.

5.3 VALUATION OF ASSETS

The value of the assets of each Subaccount will be determined at the end of each valuation date.

8065                                   11

5.4 TRANSFER AMONG SUBACCOUNTS

You may transfer amounts among Subaccounts as often as you wish in a policy year. The transfer will take effect on the later of the date designated in the request or on the valuation date following receipt of the written request at our Administrative Office.

Each transfer must be for a minimum of $100 or the balance in the Subaccount, if less. The minimum amount which can remain in a Subaccount and/or in the Fixed Account as a result of a transfer is $100. Any amount below this minimum must be included in the amount transferred.

Transfers may be subject to additional restrictions by the Funds.

5.5 THE FUNDS

The word Funds, where we use it in this policy without qualification, means the funding vehicles designated on the schedule pages. The available Funds may change. Any changes will be disclosed in the prospectus. The Funds are registered with the SEC under the Investment Company Act of 1940 as diversified open-end management investment companies. The Funds bear their own expenses. The Funds have several portfolios; there is a portfolio that corresponds to each of the Subaccounts. We list those available on the policy date on the schedule pages.

5.6 PORTFOLIO CHANGES

A portfolio of the Funds might, in our judgment, become unsuitable for investment by a Subaccount. This might happen because of a change in investment policy, because of a change in laws or regulations, because the shares are no longer available for investment, or for some other reason. If that occurs, we have the right to substitute another portfolio of the Funds, or to invest in another fund. We would first notify and receive approval from the SEC and the Virginia Insurance Department. This approval process is on file with the insurance commissioner of the state where this policy is delivered. Any portfolio changes will be disclosed in the prospectus. If the SEC requires that such action receive approval from a majority of the policyholders in the Account, then you will be notified of your right to vote. You will be notified of any material change in the investment policy of any portfolio in which you have an interest. If you are dissatisfied with any change, you always have the option to transfer all or a portion of your accumulation value to the Fixed Account (See Section 6.2) or to one of the other available Subaccounts (See
Section 5.4).


                          SECTION 6. THE FIXED ACCOUNT

6.1 THE FIXED ACCOUNT

Net premiums allocated to and transfers to the Fixed Account under this policy become part of the general account assets of Acacia National Life Insurance Company which support annuity and insurance obligations. The Fixed Account includes all of Acacia National Life Insurance Company's assets, except those assets segregated in separate accounts. Acacia National Life Insurance Company maintains the sole discretion to invest the assets of the Fixed Account, subject to applicable law.


8065                                    12

You determine, using whole percentages, how the premium will be allocated to the Fixed Account. You may choose to allocate nothing to the Fixed Account. The allocations to the Fixed Account along with allocations to the Subaccounts must total 100%.

6.2 TRANSFERS AMONG THE FIXED ACCOUNT AND THE SUBACCOUNTS

You may transfer amounts into the Fixed Account from the Subaccounts at any time during the policy year.

You may make one transfer out of the Fixed Account to any of the other Subaccounts only during the 30 day period following each policy anniversary.

The allowable transfer amount out of the Fixed Account is limited to the greater of:

a. 25% of the accumulation value in the Fixed Account; or

b. any Fixed Account transfer which occurred during the prior 13 months; or

c. $1,000.


                          SECTION 7. ACCUMULATION VALUE

7.1 HOW ACCUMULATION VALUE OF THE POLICY IS DETERMINED

The accumulation value of this policy on the issue date is:

a.  The net premiums received by us on or before the issue date; minus

b.  Any monthly deductions due on or before the issue date.

The accumulation value of this policy on a valuation date is equal to the total of the values in each Subaccount and the Fixed Account, plus the accumulation value impaired by policy debt which is held in the general account, plus any net premium received on that valuation date but not yet allocated.

7.2 ACCUMULATION VALUE OF THE SUBACCOUNTS

To compute the accumulation value held in the Subaccounts on any valuation date, we multiply each Subaccount's unit value (defined in Section 7.4 below) by the number of Subaccount units allocated to this policy.

The number of Subaccount units will increase when:

a.  Net premiums are credited to that Subaccount;

b. Transfers from other Subaccounts or the Fixed Account are credited to that Subaccount;

c.  Policy  debt  (principal  or  interest)  is repaid  and  allocated  to   the
    Subaccount, or interest is credited from the amount held in the general account to secure the policy debt.

8065                                    13

The number of Subaccount units will decrease when:

a. A policy loan is taken from that Subaccount;

b. A partial withdrawal is taken from that Subaccount;

c. A portion of the monthly deduction is taken from that Subaccount;

d. A transfer is made from that Subaccount to other Subaccounts or the Fixed Account;

e. Policy loan interest not paid when due is taken from that Subaccount; or

f. A portion of any transfer charge is taken from that Subaccount.

Each transaction above will increase or decrease the number of Subaccount units allocated to this policy by an amount equal to the dollar value of the transaction divided by the current unit value on the valuation date for that transaction.

7.3 NET ASSET VALUE

The net asset value of the shares of each portfolio of the Fund is determined once daily as of the close of business of the New York Stock Exchange on days when the Exchange is open for business. The net asset value is determined by adding the values of all securities and other assets of the portfolio, subtracting liabilities and expenses and dividing by the number of outstanding shares of the portfolio. Expenses, including the investment advisory fee, are accrued daily.

7.4 SUBACCOUNT UNIT VALUE

For each Subaccount, the value of an accumulation unit (unit value) was set when the Subaccount was established. The unit value of each Subaccount reflects the investment performance of that Subaccount. The unit value may increase or decrease from one valuation date to the next.

The unit value of each Subaccount on any valuation date shall be calculated as follows:

a. The per share net asset value of the corresponding Fund portfolio on the valuation date times the number of shares held by the Subaccount, before the purchase or redemption of any shares on that date; minus

b. A daily charge for administrative expenses, called the asset-based administrative expense charge, shown on the schedule page; minus

c. A daily charge for mortality and expense risk shown on the schedule page; minus

d.    Any taxes payable by the Separate Account; divided by

e. The total number of units held in the Subaccount on the valuation date before the purchase or redemption of any units on that date.

When transactions are made, the actual dollar amounts are converted to accumulation units. The number of accumulation units for a transaction is found by dividing the dollar amount of the transaction by the current unit value on the valuation date for that transaction.


8065                                    14

7.5 ACCUMULATION VALUE OF THE FIXED ACCOUNT

The accumulation value of the Fixed Account on a valuation date is equal to:

a. The net premiums credited to the Fixed Account; plus

b. Any transfers from the Subaccounts credited to the Fixed Account; plus

c. Any policy debt (principal or interest) repaid and allocated to the Fixed Account, or interest credited from the amount held in the general account to secure the policy debt; minus

d. Any policy loan taken from the Fixed Account; minus

e. Any partial withdrawal and its charge taken from the Fixed Account; minus

f. The portion of the monthly deduction taken from the Fixed Account; minus

g. Any transfer made from the Fixed Account; minus

h. The portion of any transfer charge taken from the Fixed Account; minus

i. Any policy loan interest not paid when due taken from the Fixed Account; plus

j. Interest credits.

7.6 INTEREST CREDITS

We guarantee that the accumulation value in the Fixed Account will be credited with an effective annual interest rate of at least 3.5%. We may, at our discretion, credit a higher current rate of interest.

7.7 ADMINISTRATIVE EXPENSE CHARGE

On each monthly activity date, one-twelfth of the annual administrative expense charges will be deducted from the accumulation value. The maximum administrative expense charge is shown on the schedule pages. We have the option of charging a current administrative expense charge which can be less than the maximum. Any current administrative expense charge will apply to all policies having the same specified amount, policy year and policy month as this policy and whose Insureds are the same issue age, sex and risk class as the Insureds covered by this policy. The actual charges will be shown on your annual report.

7.8 COST OF INSURANCE

The cost of insurance will be figured each month. It is the cost of insurance for the basic policy (including any increases in the specified amount) plus the cost for any riders. The cost for this policy is equal to:

a. the death benefit on the monthly activity date, discounted at the guaranteed rate of interest for the Fixed Account for one month;

b. less the accumulation value on the monthly activity date, after all monthly deductions have been taken except for the cost of insurance;


8065                                    15

c. the above result multiplied by the monthly cost per $1,000 of insurance (as described below in the Cost of Insurance Rates section);

d. divided by $1,000.

The charges made during the policy year will be shown on the annual report.

7.9 COST OF INSURANCE RATES

For the initial specified amount, the cost of insurance rates will not exceed those shown on the SCHEDULE OF GUARANTEED ANNUAL COST OF INSURANCE RATES in the schedule pages. To calculate the monthly rates, divide by 12 and round to the nearest six decimal places.

The guaranteed rates shown on the schedule page have been adjusted for any table rating and/or flat extra rating.

Each year, the annual cost of insurance rates will be declared for the next policy year. These rates will be based on the issue age, sex, tobacco usage and risk class of each Insured and the policy duration. The rates will be adjusted for any table rating and/or flat extra rating.

Any change in the current cost of insurance rates will apply to all Insureds of the same issue age, sex, tobacco usage and risk class and whose policies have been in effect for the same length of time.

7.10 MONTHLY DEDUCTION

The monthly deduction is made each policy month against the accumulation value allocated to the Account and to the Fixed Account. Monthly deductions will be deducted from the Subaccounts and the Fixed Account in the same proportion as the balances held in the Subaccounts and the Fixed Account. The monthly deduction is equal to:

a. The monthly administrative expense charge for the current policy month; plus

b. The cost of insurance for the current policy month, including the cost for any rider.

Refer to the SCHEDULE OF GUARANTEED ANNUAL COST OF INSURANCE RATES and the SCHEDULE OF MAXIMUM CHARGES on the schedule pages for further details.

7.11 ANNUAL REPORT

Each year the Owner will be mailed an annual report that shows the progress of this policy. This report will show for the last policy year:

a.  premiums paid;

b.  expense charges;

c.  investment gains/losses; and

d.  cost of insurance.


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


As of the date of the report, the following values will be shown:

a.   accumulation value;

b.   specified amount of insurance;

c.   death benefit; and

d.   outstanding debt, if any.

7.12 ILLUSTRATIVE REPORTS

We will send you an illustration of projected future death benefits under both guaranteed and current assumptions at any time if you send us a written request for the illustration. If allowed by state law, a reasonable fee not to exceed $50 may be charged for each report. The fee will be one that is in effect for this service at the time you make the request.

The illustration will be based on assumptions as to:

a.   Specified amount;

b.   Type of death benefit option;

c.   Future premium payments; and

d.   Other necessary items.



                         SECTION 8. POLICY SURRENDER AND
                               PARTIAL WITHDRAWALS

8.1 SURRENDER OF THE POLICY

This policy may be surrendered for its net cash surrender value at any time during the lifetimes of either Insured.

8.2 NET CASH SURRENDER VALUE

The amount payable upon surrender is the accumulation value on the valuation date we receive your written request, less any surrender charges, and less any outstanding policy debt. The net cash surrender value is payable in one lump sum or under one of the payment options. See Section 12.

8.3 SURRENDER CHARGE

The surrender charge is based on the initial specified amount of insurance at issue and any increase in specified amount.

8.4 PARTIAL WITHDRAWAL

A partial withdrawal of this policy may be made for any amount of at least $500 subject to the following rules:


8065                                    17

a. The net cash surrender value remaining after a partial withdrawal must be at least $1,000 or an amount sufficient to maintain this policy in force for the remainder of the policy year.

b.    A partial withdrawal is irrevocable.

c.    The request must be made to us in writing on a form approved by us.

d. A withdrawal charge will be deducted from the amount withdrawn. The charge will not exceed the lesser of $50 or 2% of the amount withdrawn.

Partial withdrawals will affect other policy values. The accumulation value will be reduced by the amount of the partial withdrawal. If Death Benefit Option A is in effect on the date of a partial withdrawal, the specified amount will be reduced by the amount of the partial withdrawal. These reductions will also reduce the death benefits. See Section 9. The withdrawal will affect the net policy funding used to determine if the Guaranteed Death Benefit or Minimum Benefit is to remain in effect. See Sections 2.3 and 2.4.

You may tell us how to allocate the partial withdrawal among the Subaccounts and/or the Fixed Account, provided that the minimum amount remaining in a Subaccount and/or the Fixed Account as a result of the allocation is $100. If you do not, or if there is not enough value in any Subaccount or in the Fixed Account, the partial withdrawal will be allocated among the Subaccounts and the Fixed Account in the same proportion as the balances held in each Subaccount and the Fixed Account on the date we receive the request in our Administrative Office.

8.5 POSTPONEMENT OF PAYMENTS

We will usually pay any amounts payable from the Subaccounts as a result of surrender, partial withdrawal or policy loan within seven (7) days after we receive written request in our Administrative Office on a form satisfactory to us. We can postpone such payments or any transfers of amounts between Subaccounts if:

a. The New York Stock Exchange is closed other than customary weekend and holiday closings or trading on the New York Stock Exchange is restricted as determined by the SEC; or

b.    The SEC  by  order  permits  the   postponement   for  the  protection  of
      policyowners; or

c. An emergency exists as determined by the SEC, as a result of which disposal of securities is not reasonable, practicable, or it is not reasonable or practicable to determine the value of the net assets of the Account.

We may defer the payment of a full surrender, partial withdrawal or policy loan from the Fixed Account for up to six months from the date we receive your written request.


                            SECTION 9. DEATH BENEFIT


9.1 DEATH BENEFIT PROCEEDS

The death benefit proceeds payable to the beneficiary upon our receipt of satisfactory proof of the death of both Insureds while this policy is in force will equal:


8065                                    18

a.    The death benefit; plus

b.    Any additional life insurance proceeds provided by any rider; minus

c.    Any outstanding policy debt; minus

d. Any overdue monthly deductions including the deduction for the month of the second death.

9.2 INTEREST ON PROCEEDS

Death benefit proceeds that are paid in one lump sum will include interest if we do not pay the proceeds within 30 days of receiving satisfactory proof of death of both Insureds. The rate of interest will be the greater of:

a.    3% per annum.

b.    the current rate of interest payable on death benefit proceeds.

c.    the rate required by state law.

Interest will accrue from the date we receive satisfactory proof of death of both Insureds to the date of payment of the death benefit proceeds.

9.3 DEATH BENEFIT

Subject to the provisions of this policy, the death benefit option at any time shall be either Option A or Option B. The initial death benefit option is shown on the schedule pages. It may be changed as described in Section 10.1.

Option A:  Basic Coverage

The death benefit will be the greater of:

a.    The current specified amount; or

b. A percentage of the accumulation value on the second death, where the applicable percentage is determined from the table shown below.

Option B:  Basic Coverage Plus Accumulation Value

The death benefit will be the greater of:

a. The current specified amount plus the accumulation value on the second death; or

b. A percentage of the accumulation value on the second death, where the applicable percentage is determined from the table shown below.


8065                                   19

      Younger                                 Younger
     Insured's          Applicable           Insured's           Applicable
       Age *            Percentage             Age *             Percentage
   ------------         ----------          -----------          ----------
    40 or less             250%                 60                 130%
        41                 243                  61                 128
        42                 236                  62                 126
        43                 229                  63                 124
        44                 222                  64                 122
        45                 215                  65                 120
        46                 209                  66                 119
        47                 203                  67                 118
        48                 197                  68                 117
        49                 191                  69                 116
        50                 185                  70                 115
        51                 178                  71                 113
        52                 171                  72                 111
        53                 164                  73                 109
        54                 157                  74                 107
        55                 150                 75-90               105
        56                 146                  91                 104
        57                 142                  92                 103
        58                 138                  93                 102
        59                 134              94 or older            101

*Younger Insured's Age means age of the younger Insured on the issue date plus the number of complete policy years this policy has been in effect.


9.4 POSTPONEMENT OF PAYMENT

We will usually pay any death benefit proceeds within seven (7) days after we receive satisfactory proof of death of both Insureds.

9.5 DEATH OF FIRST INSURED

During the period following the death of one of the Insureds but prior to the second death, this policy will remain in force subject to the grace period. The death of the first Insured will have no effect on the cost of insurance rates for this policy. Satisfactory proof of death of the first Insured should be submitted to our Administrative Office within one year of the date of death.

9.6 SIMULTANEOUS DEATH

If a simultaneous death occurs, only one death benefit is payable.

8065                                    20

                           SECTION 10. POLICY CHANGES
                             AND EXCHANGE OF POLICY

10.1 CHANGE IN DEATH BENEFIT OPTIONS

You may change the death benefit option which is shown on the schedule pages and is referred to in Section 9. The death benefit option may not be changed in the first policy year and may only be changed once a year thereafter. The change will become effective on the first monthly activity date on or next following the date we approve your requested change.

If you change from Option A to Option B, the specified amount after the change will equal the death benefit prior to the change, less the accumulation value as of the date of change. A change from Option B to Option A will change the specified amount to an amount equal to the death benefit as of the date of change.

10.2 CHANGE IN THE SPECIFIED AMOUNT

After this policy has been in effect for one year, you can increase or decrease the specified amount while both Insureds are living. To make a change, send a written request to our Administrative Office. Any change will be effective on the monthly activity date on or next following the date we approve the request, unless you specify a later date. You may only change the specified amount once a year.

10.3 DECREASING THE SPECIFIED AMOUNT

A decrease in the specified amount is subject to the following conditions:

a. A decrease may not be made during the first policy year nor during the first 12 policy months following an increase in specified amount except for a decrease which was the result of a partial withdrawal.

b. The specified amount in effect after any decrease may not be less than $100,000.

c. No decrease is permitted which affects the tax qualifications of this policy as described in Section 7702 of the Internal Revenue Code, as amended.

10.4 INCREASING THE SPECIFIED AMOUNT

Any increase of the specified amount is subject to the following conditions:

a.    An increase may not be made in the first policy year.

b. A supplemental application for the increase and satisfactory evidence of insurability that both Insureds are insurable in the same rating classes currently in effect for this policy.

c.    The minimum amount of any increase is $50,000.

d. An increase cannot be made if either Insured was over age 85 on the most recent policy anniversary.


8065                                   21

e. If an increase occurs during the first five policy years the Minimum Premium will be increased on the date of change. The Minimum Benefit requirement will reflect the change in the Minimum Premium from the date of change.

f. If an increase occurs during the Guaranteed Death Benefit Period, the Guaranteed Death Benefit Premium will be increased on the date of change. The Guaranteed Death Benefit requirement will reflect the change in the Guaranteed Death Benefit Premium from the date of change.

g. At the time of the increase, the accumulation value, less any surrender charges less any outstanding policy debt must be at least equal to 12 times the current month's monthly deduction reflecting the increase in specified amount. If this value is not sufficient to support these monthly deductions for at least one year beyond the effective date of the increase, additional premiums may be required. You will be notified of any additional premium due.

10.5 SURRENDER CHARGE FOR INCREASES

An additional surrender charge will be imposed under this policy for each requested increase in specified amount. The additional surrender charge will be deducted upon the surrender of this policy at any time during the 14 years following the increase. The amount of the additional surrender charge is shown in the schedule pages. The amount of the surrender charge due to the increase in each policy year after the increase is determined by multiplying the appropriate rate from the schedule times the amount of the requested increase and dividing by 1000. See the Schedule of Surrender Charges for Increases.

10.6 TIME PERIOD FOR SPECIAL TRANSFER

At any time within 24 months of the policy date shown on the schedule pages you may request a transfer of the entire accumulation value in the Subaccounts to the Fixed Account.


                            SECTION 11. LOAN BENEFITS


This policy has loan benefits that are described below. The amount of outstanding loans plus accrued interest is called outstanding policy debt. Any outstanding policy debt will be deducted from proceeds payable at the second death, or on surrender.

11.1 MAKING A POLICY LOAN

After the first policy anniversary, you may obtain a policy loan from us. This policy is the only security required. The Maximum Available Loan Amount is equal to the net cash surrender value at the time of the loan less the monthly deductions remaining for the balance of the policy year, less interest on the policy debt including the requested loan to the next policy anniversary date.


8065                                    22

11.2 LOAN INTEREST

The maximum interest rate on any loan is 6% per year. We have the option of charging less. Interest accrues daily and becomes a part of the policy debt. Interest payments are due on each anniversary date. If interest is not paid when due, it will be added to the policy debt and will bear interest at the rate charged on the loan.

11.3 REDUCED LOAN INTEREST RATE

The loan interest rate will be reduced to a maximum of 4% for eligible loan amounts. This reduced loan interest rate is available on and after the 10th policy anniversary. The eligible loan amount for a reduced loan interest rate will be equal to the accumulation value plus any previous withdrawals, minus total premiums paid and minus any outstanding policy debt held at a reduced interest rate. However, the total reduced loan amount cannot exceed the Maximum Available Loan Amount. If a regular loan is in effect on the policy anniversary, it will be converted to a loan with the reduced loan interest rate up to the eligible amount. Interest on loans with a reduced interest rate will accrue at the reduced loan rate.

11.4 OTHER BORROWING RULES

When a policy loan is made, or when interest is not paid when due, an amount sufficient to secure the policy debt is transferred out of the Subaccounts and the Fixed Account and into our general account. You may tell us how to allocate that accumulation value among the Subaccounts and/or the Fixed Account provided that the amount remaining in a Subaccount or the Fixed Account as a result of the allocation is $100. Without specific direction, the accumulation value will be allocated among the Subaccounts and/or the Fixed Account in the same proportion that the policy's accumulation value in each Subaccount and the Fixed Account bears to the total accumulation value in all Subaccounts and the Fixed Account on the date we make the loan.

Accumulation value transferred into the general account to secure policy debt will be credited with 3.5% interest annually. The interest earned will be allocated to the Subaccounts and/or the Fixed Account in the same manner as net premiums.

On any monthly activity date, if the policy debt exceeds the accumulation value less any surrender charge and any accrued expense charges, you must pay the excess. Unless the Minimum Benefit or Guaranteed Death Benefit is in effect, we will send you a notice of the amount you must pay. If you do not pay this amount within 61 days after we send notice, this policy will terminate without value.
We will send the notice to you and to any assignee of record at our Administrative Office. See Section 4.1.

Any loan transaction will permanently affect the values of this policy.

11.5 REPAYING A POLICY DEBT

You can repay a policy debt in part or in full anytime during the life of either Insured while this policy is in force. Repayment must be specifically identified as such by you. When a loan repayment is made, accumulation value in the general account related to that payment will be transferred into the Subaccounts and/or the Fixed Account in the same proportion that net premiums are being allocated.


8065                                    23

                           SECTION 12. PAYMENT OPTIONS

Death benefit proceeds or the net cash surrender value will be paid in one lump sum if no option is chosen. Subject to the rules stated below, all or part of the proceeds can be paid under a payment option. During the lifetime of either Insured you can choose a payment option. A beneficiary can choose a payment option if you have not chosen one at the second death.

12.1 PAYMENT OPTION RULES

There are several important payment option rules:

a. An association, corporation, partnership or fiduciary can only receive a lump sum payment or a payment under Option b.

b. If this policy is assigned, any amount due to the assignee will first be paid in one sum. The balance, if any, may be applied under any payment option.

c. If the payments under any option come to less than $100 each, we have the right to make payments at less frequent intervals.

d. The rate of interest payable under Options ai, aii and b is guaranteed at 3% compounded annually. Payments under Option c and d are based on the 1983 Individual Annuity Tables projected 17 years with an interest rate of 3%.

To choose an option, you must send a written request satisfactory to us to our Administrative Office.

12.2 DESCRIPTION OF OPTIONS

Option ai

Interest Payment Option. We will hold any amount applied under this option. Interest on the unpaid balance will be paid or credited each month at a rate determined by us.

Option aii

Fixed Amount Payable Option. Each payment will be for an agreed fixed amount. Payments continue until the amount we hold runs out.

Option b

Fixed Period Payment Option. Equal payments will be made for any period selected up to 20 years.

Option c

Lifetime Payment Option. Equal monthly payments are based on the life of a named person. Payments will continue for the lifetime of that person. Variations provide for guaranteed payments for a period of time or a lump sum refund.


8065                                    24

Option d

Joint Lifetime Payment Option. Equal monthly payments are based on the lives of two named persons. While both are living, one payment will be made each month. When one dies, payments will continue for the lifetime of the other. Variations provide for a reduced amount of payment during the lifetime of the surviving person.



                      SECTION 13. NOTES ON OUR COMPUTATIONS


13.1 BASIS OF COMPUTATION

In our computations, we assume that the minimum values and reserves held for benefits guaranteed in the Fixed Account will earn interest at an annual rate of 3.5%. We use mortality rates from the Commissioners 1980 Standard Ordinary Smoker and Nonsmoker, Male and Female Continuous Function Mortality Tables in computing minimum values and reserves for this policy. The nonsmoker values from these Tables are used for Insureds who are non-tobacco users and the smoker values from these Tables are used for Insureds who are tobacco users. The male values from these Tables are used for male Insureds. The female values from these Tables are used for female Insureds.

13.2 METHODS OF COMPUTING VALUES

We have filed a detailed statement of the method we use to compute policy values and benefits with the state where this policy was delivered. All these values and benefits are not less than those required by the laws of that state.

Reserves are calculated in accordance with the Standard Non-Forfeiture Law and Valuation Law of the state in which this policy is delivered. In no instance will reserves be less than the net cash surrender values.


8065                                    25

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8065

                          TABLES OF SETTLEMENT OPTIONS


TABLE B (OPTION B)           TABLE D (OPTION D)
MONTHLY INSTALLMENTS FOR     MONTHLY INSTALLMENTS FOR EACH $1,000 OF NET PROCEEDS
EACH $1,000 OF NET PROCEEDS
                                 MALE &      MALE &     MALE &      MALE &     MALE &
YEARS MONTHLY YEARS MONTHLY   AGE FEMALE AGE FEMALE AGE FEMALE  AGE FEMALE AGE FEMALE
-------------------------------------------------------------------------------------
   1  84.47  11   5.86        40  3.16   50   3.50  60   4.05   70   5.07  80   7.08
   2  42.86  12   8.24        41  3.19   51   3.54  61   4.13   71   5.21  81   7.37
   3  28.99  13   7.71        42  3.22   52   3.59  62   4.21   72   5.36  82   7.69
   4  22.06  14   7.26        43  3.25   53   3.63  63   4.29   73   5.53  83   8.03
   5  17.91  15   6.87        44  3.28   54   3.68  64   4.38   74   5.70  84   8.40
 ------------------------    ----------------------------------------------------------
   6  15.14  16   6.53        45  3.31   55   3.74  65   4.48   75   5.89  85   8.79
   7  13.16  17   6.23        46  3.34   56   3.79  66   4.58   76   6.10
   8  11.68  18   5.96        47  3.38   57   3.85  67   4.69   77   6.32
   9  10.53  19   5.73        48  3.42   58   3.92  68   4.81   78   6.55
  10   9.61  20   5.51        49  3.46   59   3.98  69   4.93   79   6.81
-------------------------    -------------------------------------------------------

     INCOME  FOR   PAYMENTS   OTHER  THAN  MONTHLY  WILL  BE  FURNISHED  BY  OUR
     ADMINISTRATIVE OFFICE UPON REQUEST.

     TABLE D VALUES FOR COMBINATIONS OF AGES NOT SHOWN AND VALUES FOR 2 MALES OR 2 FEMALES WILL BE FURNISHED BY OUR ADMINISTRATIVE OFFICE UPON REQUEST.

TABLE C (OPTION C)  MONTHLY INSTALLMENTS FOR EACH $1,000 OF NET PROCEEDS

              FEMALE                                         MALE
     LIFE  MONTHS CERTAIN       CASH              LIFE    MONTHS CERTAIN       CASH
 AGE ONLY   60   120  180   240 REF.         AGE  ONLY    60    120  180   240 REF.
-------------------------------------       ----------------------------------------
 40  3.54  3.54 3.53  3.52 3.50  3.46          40 3.33   3.33  3.33  3.32 3.31  3.29
 41  3.58  3.58 3.57  3.56 3.54  3.50          41 3.36   3.36  3.36  3.36 3.35  3.32
 42  3.63  3.63 3.62  3.60 3.57  3.54          42 3.40   3.40  3.40  3.39 3.38  3.36
 43  3.68  3.67 3.66  3.64 3.62  3.58          43 3.44   3.44  3.43  3.43 3.41  3.39
 44  3.73  3.72 3.71  3.69 3.66  3.62          44 3.48   3.48  3.47  3.46 3.45  3.42
---------------------------------------       ----------------------------------------
 45  3.78  3.77 3.76  3.74 3.70  3.66          45 3.52   3.52  3.51  3.50 3.49  3.46
 46  3.83  3.83 3.81  3.79 3.75  3.70          46 3.56   3.56  3.55  3.54 3.53  3.50
  47 3.89  3.89 3.87  3.84 3.80  3.75          47 3.61   3.60  3.60  3.59 3.57  3.54
 48  3.95  3.94 3.93  3.89 3.85  3.80          48 3.65   3.65  3.65  3.63 3.61  3.58
 49  4.01  4.01 3.99  3.95 3.90  3.85          49 3.70   3.70  3.69  3.68 3.66  3.62
---------------------------------------       ----------------------------------------
 50  4.08  4.07 4.05  4.01 3.95  3.90          50 3.76   3.75  3.75  3.73 3.70  3.67
 51  4.15  4.14 4.11  4.07 4.00  3.96          51 3.81   3.81  3.80  3.78 3.75  3.72
 52  4.22  4.21 4.18  4.13 4.06  4.02          52 3.87   3.87  3.86  3.83 3.80  3.76
 53  4.30  4.29 4.26  4.20 4.12  4.08          53 3.93   3.93  3.91  3.89 3.85  3.82
 54  4.38  4.37 4.33  4.27 4.18  4.14          54 4.00   3.99  3.98  3.95 3.91  3.87
---------------------------------------       ----------------------------------------
 55  4.47  4.45 4.41  4.34 4.24  4.21          55 4.06   4.06  4.04  4.01 3.96  3.93
 56  4.56  4.54 4.50  4.42 4.30  4.28          56 4.14   4.13  4.11  4.08 4.02  3.99
 57  4.65  4.64 4.59  4.50 4.36  4.35          57 4.21   4.21  4.19  4.14 4.08  4.05
 58  4.75  4.74 4.68  4.58 4.43  4.42          58 4.29   4.29  4.26  4.22 4.14  4.12
 59  4.86  4.84 4.78  4.66 4.49  3.40          59 4.38   4.37  4.34  4.29 4.21  4.18
---------------------------------------       ----------------------------------------
 60  4.98  4.96 4.88  4.75 4.56  4.59          60 4.47   4.46  4.43  4.37 4.28  4.26
 61  5.10  5.08 4.99  4.84 4.62  4.67          61 4.57   4.56  4.52  4.45 4.34  4.33
 62  5.23  5.20 5.11  4.93 4.69  4.77          62 4.67   4.66  4.62  4.54 4.41  4.41
 63  5.38  5.34 5.23  5.03 4.76  4.86          63 4.78   4.77  4.72  4.63 4.48  4.50
 64  5.53  5.49 5.35  5.13 4.82  4.96          64 4.90   4.88  4.82  4.72 4.55  4.58
---------------------------------------       ----------------------------------------
 65  5.69  5.64 5.49  5.23 4.88  5.07          65 5.02   5.00  4.94  4.82 4.63  4.68
 66  5.86  5.80 5.63  5.33 4.95  5.18          66 5.16   5.13  5.06  4.92 4.70  4.78
 67  6.04  5.98 5.77  5.43 5.01  5.29          67 5.30   5.27  5.18  5.02 4.77  4.88
 68  6.24  6.16 5.92  5.53 5.06  5.41          68 5.45   5.42  5.32  5.13 4.85  4.99
 69  6.45  6.36 6.07  5.64 5.12  5.54          69 5.61   5.58  5.46  5.23 4.92  5.10
---------------------------------------       ----------------------------------------
 70  6.67  6.56 6.23  5.74 5.17  5.67          70 5.79   5.75  5.60  5.35 4.98  5.22
 71  6.91  6.78 6.40  5.84 5.21  5.81          71 5.98   5.93  5.76  5.46 5.05  5.35
 72  7.16  7.01 6.57  5.93 5.26  5.96          72 6.19   6.13  5.92  5.57 5.11  5.49
 73  7.43  7.25 6.74  6.03 5.30  6.11          73 6.41   6.34  6.10  5.69 5.17  5.63
 74  7.72  7.51 6.91  6.12 5.33  6.27          74 6.66   6.56  6.27  5.80 5.22  5.78
---------------------------------------       ----------------------------------------
 75  8.03  7.77 7.09  6.20 5.36  6.44          75 6.92   6.81  6.46  5.91 5.27  5.94
 76  8.36  8.06 7.26  6.28 5.39  6.62          76 7.20   7.06  6.65  6.02 5.31  6.11
 77  8.71  8.35 7.44  6.36 5.42  6.81          77 7.50   7.34  6.85  6.12 5.35  6.29
 78  9.09  8.67 7.62  6.43 5.44  7.00          78 7.83   7.63  7.04  6.22 5.38  6.48
 79  9.50  8.99 7.79  6.50 5.45  7.21          79 8.18   7.94  7.25  6.31 5.41  6.67
---------------------------------------       ----------------------------------------
 80  9.93  9.33 7.96  6.56 5.47  7.43          80 8.56   8.27  7.45  6.39 5.43  6.88
 81 10.40  9.68 8.12  6.61 5.48  7.65          81 8.98   8.62  7.65  6.47 5.45  7.11
 82 10.89 10.05 8.28  6.66 5.49  7.89          82 9.43   8.99  7.85  6.54 5.47  7.34
 83 11.42 10.42 8.43  6.70 5.50  8.15          83 9.92   9.37  8.04  6.60 5.48  7.58
 84 11.98 10.80 8.58  6.74 5.50  8.41          8410.45   9.78  8.22  6.65 5.49  7.84
 85 12.58 11.19 8.71  6.77 5.51  8.69          8511.02  10.20  8.39  8.70 5.50  8.12
---------------------------------------       ----------------------------------------


     INCOME  FOR   PAYMENTS   OTHER  THAN  MONTHLY  WILL  BE  FURNISHED  BY  OUR
     ADMINISTRATIVE OFFICE UPON REQUEST.

     TABLE C VALUES FOR AGES BELOW 40 AND ABOVE 85, AND VALUES FOR 300 AND 360 MONTHS CERTAIN WILL BE FURNISHED BY OUR HOME OFFICE UPON REQUEST.

8065                                    27
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         Survivorship Flexible Premium Variable Life Insurance Policy.
              Death benefit proceeds payable upon the second death.
                Flexible premiums payable until the second death.
                    Some benefits reflect investment results.
                               Non-participating.

8065
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